Exhibit 4.9
SUBORDINATED DEPOSIT AGREEMENT
BY AND BETWEEN
DEUTSCHE BANK CONTINGENT CAPITAL LLC III

AND
DEUTSCHE BANK AKTIENGESELLSCHAFT
DATED AS OF February 20, 2008

          This Subordinated Deposit Agreement (the “Agreement”), dated February 20, 2008, is entered into between Deutsche Bank Aktiengesellschaft, a German stock corporation (the “Bank”) and Deutsche Bank Contingent Capital LLC III, a Delaware limited liability company (the “Company”).
          WHEREAS, pursuant to the LLC Agreement (as defined herein), the Company will issue the Class B Preferred Securities (as defined herein) to Deutsche Bank Contingent Capital Trust III (the “Trust”);
          WHEREAS, pursuant to the Trust Agreement (as defined herein), the Trust will issue the Trust Preferred Securities (as defined herein) with the same terms as, and representing corresponding amounts of, the Class B Preferred Securities;
          WHEREAS, the Company will use the proceeds from the issuance of the Class B Preferred Securities and the Class A Preferred Security (as defined herein) to purchase the Initial Obligation (as defined herein) from the Bank;
          WHEREAS, amounts paid by the Bank pursuant to the Initial Obligation will be used by the Company to pay capital payments on the Class B Preferred Securities and the Company Common Security (as defined herein) in accordance with the LLC Agreement;
          WHEREAS, the Company may from time to time defer capital payments on the Class B Preferred Securities pursuant to and in accordance with the LLC Agreement;
          NOW, THEREFORE, the parties agree as follows:
          Section 1. Certain Definitions.
          “Account” means a deposit account in the name of the Company and maintained by the Bank subject to the terms of this Agreement.
          “Account Moneys” means all monies from time to time deposited in the Account pursuant to Clause 2 (Deposit of Account Moneys), together with all property from time to time representing the same, together with any accrued interest thereon.
          “Agreement” has the meaning specified in the preamble.
          “Arrears of Payments” means Capital Payments, the payment of which has, in accordance with the deferral provisions of the Class B Preferred Securities, been deferred, and which thereupon constitute cumulative arrears of Capital Payments.
          “Bank” has the meaning specified in the preamble.
          “Capital Payments” means the periodic distributions on the Class B Preferred Securities in accordance with the LLC Agreement.

          “Company” has the meaning specified in the preamble.
          “Class A Preferred Security” means the single security in the Company designated as the Class A Preferred Security representing an ownership interest in the capital of the Company, with a liquidation amount of $25 per Class A Preferred Security.
          “Class B Preferred Guarantee” means the agreement by Deutsche Bank AG with The Bank of New York as Class B Preferred Guarantee Trustee for the benefit of the holders of the Class B Preferred Securities to guarantee payment, on a subordinated basis, of certain payments on the Class B Preferred Securities.
          “Class B Preferred Securities” mean the class of securities in the Company representing ownership interests in the capital of the Company, with a liquidation amount of $25 per Class B Preferred Security.
          “Company” has the meaning specified in the preamble.
          “Guarantees” means the Trust Preferred Guarantee and the Class B Preferred Guarantee, collectively.
          “Initial Obligation” means the subordinated obligation of the Bank acquired by the Company using the proceeds from the issuance of the Class B Preferred Securities and the Class A Preferred Security.
          “Interest Payment Date” means February 20, May 20, August 20 and November 20 of each year, commencing on May 20, 2008.
          “Junior Securities” means (i) ordinary shares of common stock of the Bank, (ii) each class of preference shares of the Bank ranking junior to Preferred Tier 1 Securities of the Bank, if any, and any other instrument of the Bank ranking on parity with such preference shares or junior thereto and (iii) preference shares or any other instrument of any subsidiary of the Bank subject to any guarantee or support agreement of the Bank which guarantee or support undertaking ranks junior to the obligations of the Bank under the Guarantees.
          “Liability” means any loss, damage, cost, charge, claim, demand, expense, penalty, judgment, demand, action proceeding or other liability whatsoever (including, without limitation, in respect of taxes, duties, levies, imposts and other charges) and including any value added tax or similar tax charged or chargeable in respect thereof and legal fees and expenses on a full indemnity basis.
          “LLC Agreement” means the limited liability company agreement of the Company dated as of June 8, 2007, as amended and restated as of February 20, 2008 and as the same may be further amended from time to time in accordance with its terms.
          “Payment Date” means February 20, May 20, August 20 and November 20 of each year, commencing on May 20, 2008.

          “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.
          “Preferred Tier 1 Securities” means (i) each class of the most senior ranking preference shares of the Bank, if any, and (ii) preference shares or any other instrument of any subsidiary of the Bank subject to any guarantee or support agreement of the Bank which guarantee or support undertaking ranks on parity with the obligations of the Bank under the Guarantees.
          “Trust” has the meaning specified in the preamble.
          “Trust Agreement” means the trust agreement of the Trust, as amended and restated as of February 20, 2008 and as the same may be further amended form time to time in accordance with its terms.
          “Trust Preferred Guarantee” means the agreement by Deutsche Bank AG with The Bank of New York as Trust Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities to guarantee the payment, on a subordinated basis, of certain payments on the Trust Preferred Securities.
          “Trust Preferred Securities” means the Trust Preferred Securities issued by the Trust.
          Clause headings are for reference purposes only and shall not affect the construction or effect of any provision hereof.
     In this Agreement, unless the context otherwise requires:
(a)	references to a party include references to the successors or assigns (immediate or otherwise) of that party;

(b)	references to “person” shall include any firm or body of persons whether corporate or incorporate and any person deriving title therefrom and any of their respective successors or assigns; and

(c)	words importing the singular number alone shall include the plural number and vice versa.
Deposit of Account Moneys
2.1	On each Interest Payment Date or other date when the Company receives payments of interest on the Initial Obligation which, as a result of the deferral of Capital Payments in accordance with the LLC Agreement, exceed the Capital Payments declared and paid on the Class B Preferred Securities in respect of the Capital Payment due on the corresponding Payment Date, the Account, if not already open at such time, shall be opened and such excess shall be deposited by the Company into the Account as Account Moneys pursuant to this Agreement.

Payment of Amounts
3.1	At the time when the Company is required under the terms of the LLC Agreement to pay Arrears of Payments to the holders of the Class B Preferred Securities, the Bank shall release Account Moneys, for value on the date such Arrears of Payments are paid to such holders, in an amount equivalent to the amount of the Arrears of Payments then required to be and being paid.
Treatment of Account Moneys
4.1	The Bank shall not make any deductions from the Account by virtue of any right of set-off, lien, consolation, merger or claim which it may have against the Company. The Bank shall not release any of the Account Moneys, except as provided in this Agreement.

4.2	The Bank shall pay interest on the cash balance standing to the credit of the Company at a rate of 0.75% per annum, compounded annually. Any interest earned or profit generated from the Account (subject to any deduction of tax at source and any bank or other charges (including without limitation any deductions made pursuant to clauses hereof and properly charged to the Account in accordance with this Agreement)) shall be for the account of the Company, and shall be paid in full to the Company on each Payment Date when such amounts are held in the Account.

4.3	The Company and the Bank agree that all Account Moneys shall be (i) subordinated in right of payment to the prior payment in full of all indebtedness and other liabilities of the Bank to its creditors (including subordinated liabilities), except those which by their terms rank on parity with or are subordinated to the Bank’s obligations under this Subordinated Deposit Agreement, (ii) on parity with the most senior ranking preference shares of the Bank, if any, and any obligations or instruments of the Bank which by their terms rank on parity with such preference shares and (iii) senior to the Junior Securities.
Representations and Warranties
5.1	The Company hereby represents and warrants to the Bank that (i) it is a company duly organized and in good standing in every jurisdiction where it is required so to be, (ii) it has the power and authority to sign and to perform its obligations under this Agreement, (iii) this Agreement is duly authorized and executed and is its legal, valid and binding obligation, (iv) any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party, (v) any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary), and (vi) its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

Liability of the Bank
6.1	The Bank shall not be liable or responsible for any Liabilities or inconvenience which may result from anything done or omitted to be done by it in accordance with the provisions of this Agreement and shall bear no obligation or responsibility to any person in respect of the operation of the Account or its application of the Account Moneys unless such liability arises as a result of gross negligence, fraud or willful default on the part of the Bank. In particular, but without limiting the generality of the foregoing, the Bank shall not be liable for any failure to maximize the amount of interest or other amounts earned on all or part of the Account Moneys. Under no circumstances shall the Bank be liable for any consequential or special loss, or indirect, consequential or punitive damages, however caused or arising (including loss of business, goodwill, opportunity or profit) even if advised of the possibility of such loss or damage.

6.2	No implied duties or obligations shall be imposed on the Bank by virtue of its entering into this Agreement or its agreeing to provide the services hereunder. The Bank shall not be obligated to perform any additional duties unless it shall have previously agreed to perform such duties. The Bank shall not be under any obligation to take any action under this Agreement that it expects will result in any expense to, or liability for, it, the payment of which is not, in its opinion, assured to it within a reasonable time.

6.3	The Company shall indemnify and hold harmless the Bank for an amount equal to any and all Liabilities or obligations of any kind whatsoever (and any interest thereon) (including, but not limited to, all properly incurred costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) that may be imposed on or incurred by the Bank in connection with any action, claim or proceeding of any kind brought or threatened to be brought against it as a result of its acting hereunder or as a result of any action taken or omitted to be taken by it before the date of this Agreement in preparation for acting hereunder, provided that the Company shall not have any obligation to indemnify the Bank or any of its officers and employees or any other person for any claims arising in consequence of the gross negligence, fraud or willful default on the part of the Bank.

6.4	The Bank shall be entitled to rely on, and shall not be liable for acting upon, and shall be entitled to treat as genuine and as the document it purports to be, any instruction, letter, notice, opinion, advice, or other document furnished to it by the Company or any lawyer or other expert in whatever format and by whatever means, including electronic, and believed by the Bank, in its absolute discretion, to be genuine and to have been signed and presented by the proper person or persons.

6.5	The indemnities contained in this Clause 6 shall survive the termination of this Agreement.

Modification
7.1	No variation of this Agreement (or any document entered into pursuant to this Agreement) shall be valid unless it is in writing and signed by or on behalf of the Company and the Bank.
Notices
8.1	Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by facsimile, pre-paid recorded delivery or registered post to the address and for the attention of the relevant party set out in Clause 8.2 (or as otherwise notified form time to time hereunder). Any notice to be served by facsimile or post shall be deemed to have been received:
(a)	in the case of facsimile, on confirmation of transmission being received by the sending machine; and

(b)	in the case of recorded delivery or registered post, 48 hours from the date of posting.
8.2	The addresses of the parties for the purpose of Clause 8.1 are as follows:
Bank:

Deutsche Bank AG Theodor-Heuss-Allee 70 D-60486 Frankfurt am Main Germany

Telecopy No.: (+49) 69 910-35092

Company:

Deutsche Bank Contingent Capital Trust III 60 Wall Street New York, New York 10005

Telecopy No.: (732) 460-7125 Attention: Treasury (mail stop NYC 60-4011)

with a copy to:

Deutsche Bank Contingent Capital Trust III c/o Deutsche Bank Trust Company Delaware 1011 Centre Road, Suite 200 Wilmington Delaware 19805

Termination
9.1	If there are no outstanding Account Moneys, the Account may be closed; provided, however, that this Agreement shall not be terminated except in accordance with the next paragraph.

9.2	Following redemption of the Class B Preferred Securities and the payment of all outstanding Account Moneys in accordance with this Agreement, the Bank shall following such payment close the Account and this Agreement shall terminate.
Resignation
10	The Bank shall not have the right to resign its appointment hereunder.
Counterparts
11	This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed, shall be an original, but all the counterparts shall together constitute one and the same instrument.
Whole Agreement
12	This Agreement represents the whole agreement between the parties in relation to its subject matter and supersedes all prior representations, promises, agreements and understandings.
Other
13.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Germany.

13.2	The parties to this Agreement hereby irrevocably submit for the benefit of the non-exclusive jurisdiction of the local courts of Frankfurt, Germany and waive any objection to any proceedings in relation to this Agreement (“Proceedings”) in such courts, whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is for the benefit of the Bank and shall not limit its right to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

13.3	In the event that one or several provisions of this Agreement shall be invalid or unenforceable, or if this Agreement turns out to contain a gap, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the parties shall undertake to agree on such valid and enforceable provision or on provisions filing the gap in this Agreement which are as close as possible to the original commercial intention of the parties.

13.4	The Bank shall maintain a book-entry registration system with respect to the Account (the “Register”). A transfer of the right to payment of principal and interest with respect to the Account will be effective only if transferred through a book-entry reflected in the Register. The Register will record the registered owners of the Account.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the day and year first before written.

DEUTSCHE BANK CONTINGENT CAPITAL LLC III
By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AKTIENGESELLSCHAFT
By:
Name:
Title:

By:
Name:
Title: